EXHIBIT 10.1

SIXTH AMENDMENT TO THE AMENDED AND RESTATED

ALLIANCE COAL, LLC

2000 LONG-TERM INCENTIVE PLAN

THIS SIXTH AMENDMENT (the “Sixth Amendment”) to the Amended and Restated Alliance Coal, LLC 2000 Long-Term Incentive Plan, as amended from time to time (the “Plan”), has been adopted by Alliance Coal, LLC (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan;

WHEREAS, Section 7(a) of the Plan provides that the Plan may be amended from time to time;

WHEREAS, the Company now desires to amend the Plan to increase the number of units authorized for delivery upon vesting of awards by 8.3 million, effectively increasing the number of units authorized from 7.2 million to 15.5 million;

WHEREAS, the Company further desires to amend the Plan to revise the definitions of “Board” and “Change in Control”; and

WHEREAS, the Company has determined that the Sixth Amendment shall be made effective as of November 15, 2022 (the “Amendment Effective Date”).

NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be amended as of the Amendment Effective Date, as set forth below:

The definition of “Board” contained in Section 2 of the Plan shall be amended to read as follows:

“Board” means the board of directors of the general partner of the Partnership.

The definition of “Change in Control” contained in Section 2 of the Plan shall be amended to read as follows:

“Change in Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to any Person or its Affiliates, unless immediately following such sale, lease, exchange or other transfer such assets are controlled, directly or indirectly, by Joseph W. Craft III; (ii) the consolidation or merger of the Partnership with or into another Person pursuant to a transaction in which the outstanding voting interests of the Partnership are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding voting interests of the Partnership are changed into or exchanged for voting stock or interests of the surviving entity or its parent, (b) the holders of the voting interests of the Partnership immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving entity or its parent immediately after such transaction and (c) Mr. Craft, directly or indirectly, retains control over the business of the Partnership or any successor entity; or (iii) a “person” or “group” (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all voting interests of the Partnership then outstanding, other than (a) in a merger or consolidation which would not constitute a Change in Control under clause (ii) above or (b) any transaction in which Mr. Craft, directly or indirectly, retains control over the business of the Partnership or any successor entity. Notwithstanding the foregoing, for purposes of an Award that provides for a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under Section 409A, a Change in Control described in subsection (i), (ii) or (iii) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A as applied to the Partnership.

The existing Section 4(a) of the Plan shall be amended to provide for a new Section 4(a), which shall read as follows:

“(a)    Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Options and Restricted Units may be issued under the Plan is 15,500,000. If any Option or Restricted Unit is forfeited or otherwise terminates or is cancelled without the delivery of Units, then the Units covered by such Award, to the extent of such forfeiture, termination or cancellation, shall again be Units with respect to which Options or Restricted Units may be granted. Similarly, if any Award is paid or settled in cash rather than the delivery of Units, then the Units subject to such Award shall again be Units with respect to which Options or Restricted Units may be granted. Notwithstanding the foregoing, the aggregate grant of Awards, either in the form of Options and/or Restricted Units, may exceed 15,500,000 so long as the actual number of Units delivered with respect to Options and /or Restricted Units granted under the Plan does not exceed 15,500,000.”

RESOLVED, that except as amended hereby, the Plan is specifically ratified and reaffirmed.

[Remainder of Page Intentionally Left Blank.]

ALLIANCE COAL, LLC

By:	MGP II, LLC, its managing member

By:	Alliance Holdings GP, LP, its managing member

By:	New AHGP GP, LLC, its general partner

By:	Alliance Resource Partners, L.P., its sole member

By:	Alliance Resource Management GP, LLC, its general partner

By:
Name:
Title: